                                            ---------------------------------
                                                       OBM APPROVAL
                                            ---------------------------------
                                            OBM Number:             3235-0145
                                            Expires:        December 31, 1997
                                            Estimated average burden
                                            hours per response . . . .  14.90
                                            ---------------------------------


                                UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 10549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO.    2     )*
                                           --------

                              TELULAR CORPORATION
 -----------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK PAR VALUE $.01 PER SHARE
 -----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    87970T10
                       ----------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------                      -------------------------------
CUSIP No.     87970T10               13G          Page   2    of    23  Pages
--------------------------                      -------------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Columbia Capital Corporation
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                        (b) [X]


--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Virginia
--------------------------------------------------------------------------------

                           5       SOLE VOTING POWER

       NUMBER OF                      41,543**

                         -------------------------------------------------------
                           6       SHARED VOTING POWER
         SHARES
                                   0**


      BENEFICIALLY       -------------------------------------------------------
        OWNED BY           7       SOLE DISPOSITIVE POWER
          EACH
       REPORTING                      41,543**




                         -------------------------------------------------------
         PERSON            8       SHARED DISPOSITIVE POWER
          WITH
                                   0**
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           41,543**
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.1%**
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------
      **  See item 4 of this filing.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 8 pages

--------------------------                      -------------------------------
CUSIP No.     87970T10               13G          Page   3    of    23  Pages
--------------------------                      -------------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Columbia Cellular Investors L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                       (b) [ ]
--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   0**

                         -------------------------------------------------------
                           6       SHARED VOTING POWER
         SHARES
                                   0**


      BENEFICIALLY       -------------------------------------------------------
        OWNED BY           7       SOLE DISPOSITIVE POWER
          EACH
       REPORTING                   0**


                         -------------------------------------------------------
         PERSON            8       SHARED DISPOSITIVE POWER
          WITH
                                   0**
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0**
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%**
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
--------------------------------------------------------------------------------

      **  See item 4 of this filing.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 8 pages

--------------------------                      -------------------------------
CUSIP No.     87970T10               13G          Page   4      of    23  Pages
--------------------------                      -------------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Robert B. Blow
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                        (b) [X]


--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   2,390,745**

                         -------------------------------------------------------
                           6       SHARED VOTING POWER
         SHARES
                                   2,432,288**


      BENEFICIALLY       -------------------------------------------------------
        OWNED BY           7       SOLE DISPOSITIVE POWER
          EACH
       REPORTING                   2,390,745**


                         -------------------------------------------------------
         PERSON            8       SHARED DISPOSITIVE POWER
          WITH
                                   2,432,288**
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,390,745**
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.6%**
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

      **  See item 4 of this filing.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 8 pages

--------------------------                      -------------------------------
CUSIP No.     87970T10               13G          Page   5    of    23  Pages
--------------------------                      -------------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Mark J. Kington

--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) [ ]
                                                                         (b) [X]

--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   18,829**

                         -------------------------------------------------------
                           6       SHARED VOTING POWER
         SHARES
                                   60,372**


      BENEFICIALLY       -------------------------------------------------------
        OWNED BY           7       SOLE DISPOSITIVE POWER
          EACH
       REPORTING                   18,829**




                         -------------------------------------------------------
         PERSON            8       SHARED DISPOSITIVE POWER
          WITH
                                   60,372**
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           18,829**
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.1%**
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

      **  See item 4 of this filing.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 8 pages

--------------------------                      -------------------------------
CUSIP No.     87970T10               13G          Page   6    of    23  Pages
--------------------------                      -------------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          David P. Mixer
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                       (b) [X]


--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   769,876**

                         -------------------------------------------------------
                           6       SHARED VOTING POWER
         SHARES
                                   811,419**


      BENEFICIALLY       -------------------------------------------------------
        OWNED BY           7       SOLE DISPOSITIVE POWER
          EACH
       REPORTING                   769,876**




                         -------------------------------------------------------
         PERSON            8       SHARED DISPOSITIVE POWER
          WITH
                                   811,419**
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           769,876**
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.5%**
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

      **  See item 4 of this filing.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 8 pages

--------------------------                      -------------------------------
CUSIP No.     87970T10               13G          Page   7    of    23  Pages
--------------------------                      -------------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          James B. Murray, Jr.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                       (b) [X]


--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   420,149**

                         -------------------------------------------------------
                           6       SHARED VOTING POWER
         SHARES
                                   461,692**


      BENEFICIALLY       -------------------------------------------------------
        OWNED BY           7       SOLE DISPOSITIVE POWER
          EACH
       REPORTING                   420,149**




                         -------------------------------------------------------
         PERSON            8       SHARED DISPOSITIVE POWER
          WITH
                                   461,692**
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           420,149**
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.3%**
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

      **  See item 4 of this filing.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 8 pages

--------------------------                      -------------------------------
CUSIP No.     87970T10               13G          Page   8    of    23  Pages
--------------------------                      -------------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Mark R. Warner
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [ ]
                                                                        (b) [X]


--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   2,460,470**

                         -------------------------------------------------------
                           6       SHARED VOTING POWER
         SHARES
                                   2,502,013**


      BENEFICIALLY       -------------------------------------------------------
        OWNED BY           7       SOLE DISPOSITIVE POWER
          EACH
       REPORTING                   2,460,470**




                         -------------------------------------------------------
         PERSON            8       SHARED DISPOSITIVE POWER
          WITH
                                   2,502,013**
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,460,470**
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           7.8%**
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

      **  See item 4 of this filing.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 8 pages

--------------------------                      -------------------------------
CUSIP No.     87970T10               13G          Page   9    of    23  Pages
--------------------------                      -------------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          DNIC Brokerage Company
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
                                                                      (b) [X]


--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Illinois
--------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   4,559,841**

                         -------------------------------------------------------
                           6       SHARED VOTING POWER
         SHARES
                                   0**


      BENEFICIALLY       -------------------------------------------------------
        OWNED BY           7       SOLE DISPOSITIVE POWER
          EACH
       REPORTING                   4,559,841**




                         -------------------------------------------------------
         PERSON            8       SHARED DISPOSITIVE POWER
          WITH
                                   0**
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,559,841**
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           14.5%**
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------

      **  See item 4 of this filing.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 8 pages

--------------------------                      -------------------------------
CUSIP No.     87970T10               13G          Page   10    of    23  Pages
--------------------------                      -------------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          William L. De Nicolo
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
                                                                      (b) [X]


--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   16,980**

                         -------------------------------------------------------
                           6       SHARED VOTING POWER
         SHARES
                                   4,576,821**


      BENEFICIALLY       -------------------------------------------------------
        OWNED BY           7       SOLE DISPOSITIVE POWER
          EACH
       REPORTING                   16,980*




                         -------------------------------------------------------
         PERSON            8       SHARED DISPOSITIVE POWER
          WITH
                                   4,576,821**
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           16,980**
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X
--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.1%**
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
--------------------------------------------------------------------------------

      **  See item 4 of this filing.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 8 pages

--------------------------                      -------------------------------
CUSIP No.     87970T10               13G          Page   11    of    23  Pages
--------------------------                      -------------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Motorola, Inc.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                       (b) [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   4,752,989**

                         -------------------------------------------------------
                           6       SHARED VOTING POWER
         SHARES
                                   0**


      BENEFICIALLY       -------------------------------------------------------
        OWNED BY           7       SOLE DISPOSITIVE POWER
          EACH
       REPORTING                   4,752,989**




                         -------------------------------------------------------
         PERSON            8       SHARED DISPOSITIVE POWER
          WITH
                                   0**
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,752,989**
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           15.1%**
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------

      **  See item 4 of this filing.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 8 pages

--------------------------                      -------------------------------
CUSIP No.     87970T10               13G          Page   12    of    23  Pages
--------------------------                      -------------------------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Telular Canada Inc.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                       (b) [ ]

--------------------------------------------------------------------------------
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Ontario
--------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   1,878,085**

                         -------------------------------------------------------
                           6       SHARED VOTING POWER
         SHARES
                                   0**


      BENEFICIALLY       -------------------------------------------------------
        OWNED BY           7       SOLE DISPOSITIVE POWER
          EACH
       REPORTING                   1,878,085**




                         -------------------------------------------------------
         PERSON            8       SHARED DISPOSITIVE POWER
          WITH
                                   0**
--------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,878,085**
--------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           6.0%**
--------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO
--------------------------------------------------------------------------------

      **  See item 4 of this filing.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 8 pages

ITEM 1.

(a)      NAME OF ISSUER:  Telular Corporation (the "Company").

(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  920 Deerfield Parkway
                  Buffalo Grove, IL  60089

ITEM 2.

(a) - (c)         NAME, PRINCIPAL BUSINESS ADDRESS, AND CITIZENSHIP OF PERSONS
                  FILING:

                  Columbia Capital Corporation
                  201 N. Union Street
                  Suite 300
                  Alexandria, VA  22314-2642
                  Attn:  David Mixer
                  Citizenship:  Virginia

                  Columbia Cellular Investors L.P.
                  201 N. Union Street
                  Suite 300
                  Alexandria, VA  22314-2642
                  Attn:  David Mixer
                  Citizenship:  Delaware

                  Robert B. Blow
                  The Axcess Group, Inc.
                  6410 Poplar Avenue
                  Suite 395
                  Memphis, TN  38119
                  Citizenship:  United States

                  Mark J. Kington
                  Columbia Capital Corporation
                  201 N. Union Street
                  Suite 300
                  Alexandria, VA  22314-2642
                  Citizenship:  United States


                               Page 13 of 23 pages

                  David P. Mixer
                  Columbia Capital Corporation
                  5586 Post Road
                  Suite 110
                  East Greenwich, RI  02818
                  Citizenship:  United States

                  James B. Murray, Jr.
                  No. O Court Square
                  Post Office Box 1465
                  Charlottesville, VA  22902
                  Citizenship:  United States

                  Mark R. Warner
                  Columbia Capital Corporation
                  201 N. Union Street
                  Suite 300
                  Alexandria, VA  22314-2642
                  Citizenship:  United States

                  DNIC Brokerage Company
                  20546 North Milwaukee Avenue, Box 356
                  Deerfield, IL  60015
                  Citizenship:  Illinois

                  William L. De Nicolo
                  Telular Corporation
                  920 Deerfield Parkway
                  Buffalo Grove, IL  60089
                  Citizenship:  United States

                  Motorola, Inc.
                  1303 East Algonquin Road
                  Schaumburg, IL  60196
                  Attn:  Linda Valentine
                  Citizenship:  Delaware



                               Page 14 of 23 pages

                  Telular Canada Inc.
                  89 Skyway Avenue
                  Suite 208
                  Etobicoke, Canada  M9W 6R4
                  Attn:  Don Harkness
                  Citizenship:  Ontario


(d)      TITLE OF CLASS OF SECURITIES:  Common Stock, Par Value $.01 Per Share

(e)      CUSIP NUMBER:  87970T10

ITEM 3.

                  Not Applicable.

ITEM 4.           OWNERSHIP

                  The information in items 1 and 5 through 11 on the cover pages (pp. 2-12) on Schedule 13G is hereby incorporated by reference.

                  Columbia Capital Corporation ("Columbia Capital") directly owns 1,153,746 shares, or approximately 3.7%, of the outstanding shares of Common Stock. As directors of Columbia Capital, Robert B. Blow, Mark J. Kington, David P. Mixer, James B. Murray, Jr., and Mark R. Warner may be deemed to share voting and investment power with respect to all shares of Common Stock held by or attributable to Columbia Capital.

                  Messrs. Blow, Kington, Mixer, Murray, and Warner directly own 2,390,745, 18,829, 769,876, 420,149, and 2,460,470 shares, or approximately
7.6%, 0.1%, 2.5%, 1.3% and 7.8%, respectively, of the outstanding shares of Common Stock. As custodian, Mr. Mixer also has voting and investment power with respect to 3,600 shares of the Common Stock owned by his children. Messrs. Blow, Kington, Mixer, Murray, and Warner disclaim beneficial ownership with respect to all but 2,390,745, 18,829, 769,876, 420,149, and 2,460,470 shares, respectively, of Common Stock.

                  Columbia Cellular Investors ("Columbia Investors") has been dissolved and its shares distributed. Accordingly, Columbia Investors no longer owns shares of Common Stock.

                  DNIC Brokerage Company ("DNIC") owns 4,559,841 shares, or approximately 14.5%, of the outstanding shares of Common Stock.


                               Page 15 of 23 pages

                  William L. De Nicolo directly owns 16,980 shares, or approximately 0.1% of the outstanding shares of Common Stock. Through his ownership of stock of DNIC, Mr. De Nicolo also has an indirect beneficial interest of 68.7% in the shares of Common Stock held by DNIC. As an officer, director and the principal stockholder of DNIC, Mr. De Nicolo may be deemed to share voting and investment power with respect to all shares of Common Stock held by DNIC. On December 16, 1996, Mr. De Nicolo made an irrevocable charitable gift of 33,000 shares of Common Stock to The De Nicolo Family Foundation, Inc. (the "Foundation"). As an officer and director of the Foundation, Mr. De Nicolo may be deemed to share voting and investment power with respect to all shares of Common Stock held by the Foundation. Mr. De Nicolo disclaims beneficial ownership with respect to all but 16,980 shares of Common Stock.


                  Motorola, Inc. ("Motorola") owns 4,752,989 shares, or approximately .1%, of the outstanding shares of Common Stock.

                  Telular Canada Inc. ("Telular Canada") owns 1,878,085 shares, or approximately 6.0%, of the outstanding shares of Common Stock.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

                  As of this date, the following reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities:

                  Columbia Capital Corporation
                  Columbia Cellular Investors
                  Mark J. Kington
                  David P. Mixer
                  James B. Murray, Jr.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

                               Page 16 of 23 pages

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Columbia Capital, DNIC, Motorola, and Telular Canada are parties to an Amended and Restated Shareholders' Agreement dated November 2, 1993, as amended by Amendment No. 1 dated as of January 24, 1994 and as further amended by Amendment No. 2 dated as of June 29, 1995 (the "Shareholders' Agreement") that, until recently, imposed certain restrictions on the voting and transfer of Common Stock held by those persons. Pursuant to the terms of the Shareholders' Agreement, many of these restrictions have since expired.

                  Because these restrictions are no longer applicable, Columbia Capital, DNIC, Motorola, and Telular Canada, as parties to the Shareholders' Agreement, no longer constitute a group. The remaining material provisions
permit Motorola to designate certain directors and provide Motorola     with a
limited right of first refusal. Motorola has the right to nominate for election a number of directors proportionate to its respective holdings of outstanding shares, rounded up to the nearest whole number (provided, that, so long as it holds at least 10% of the outstanding shares of Common Stock it may nominate at least one director, and that as long as it holds at least 20% of the outstanding shares of Common Stock it may nominate at least two directors). The parties to the Shareholders' Agreement have agreed to vote in favor of each such nominee. If the Company or the reporting persons receive an unsolicited offer to acquire a majority of the Common Stock or all or substantially all of the Company's assets, they must notify Motorola. If the Company or the reporting persons intend to consider the offer, Motorola will have the right to submit a bid as well. The Company and such reporting persons may not approve a transaction with a third party that is at a valuation lower than that offered by Motorola. The rights of Motorola will terminate upon any sale by Motorola of shares of Common Stock after which Motorola owns less than 20% of the outstanding shares of Common Stock on a fully diluted basis.

                  Robert Blow, Mark Kington, David Mixer, James Murray and Mark Warner, in their capacities as directors of Columbia Capital, may be deemed to share voting and investment power with respect to the shares held by Columbia Capital. Similarly, William De Nicolo, in his capacity as an officer, director, and principal shareholder of DNIC and as an officer and director of the Foundation, may be deemed to share voting and investment power with respect to all shares of Common Stock held by DNIC and the Foundation.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  As discussed in the response to Item 8 hereof, Columbia Capital, DNIC, Motorola, and Telular Canada, as parties to the Shareholders' Agreement, no longer constitute a group for purposes of disclosure under
Schedule 13G. Any further filings

                               Page 17 of 23 pages
with respect to transactions in the Common Stock will be filed, if required, by these parties in their individual capacities.

                  Robert Blow, Mark Kington, David Mixer, James Murray and Mark Warner, in their capacities as directors of Columbia Capital may be deemed to share voting and investment power with respect to the shares held by Columbia Capital. Any further filings with respect to transactions in the Common Stock will be filed, if required, by Messrs. Blow, Kington, Mixer, Murray, Warner and Columbia Capital separately.

                  Similarly, William De Nicolo, in his capacity as an officer, director, and principal shareholder of DNIC, may be deemed to share voting and investment power with respect to all shares of Common Stock held by DNIC. Any further filings with respect to transactions in the Common Stock will be filed, if required, by Mr. De Nicolo and DNIC separately.

ITEM 10.          CERTIFICATION.

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



                               Page 18 of 23 pages

SIGNATURE.

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. The Powers of Attorney attached as Exhibits B and C to the original Statement on Schedule 13G filed on February 13, 1995, are hereby incorporated by reference.


COLUMBIA CAPITAL CORPORATION


BY:
    --------------------------------                 ----------------------
NAME:   Neil P. Byrne                                Date
TITLE:  Vice President


COLUMBIA CELLULAR INVESTORS L.P.



BY:
    --------------------------------                 ----------------------
NAME:  Neil P. Byrne                                         Date
TITLE: Vice President



ROBERT B. BLOW




BY:
    --------------------------------                 ----------------------
NAME:  Neil P. Byrne                                 Date
TITLE: Attorney-in-Fact


MARK J. KINGTON



BY:
    --------------------------------                 ----------------------
NAME:  Neil P. Byrne                                 Date
TITLE: Attorney-in-fact



                               Page 19 of 23 pages

DAVID P. MIXER


BY:
     -------------------------------                   -----------------------
NAME:  Neil P. Byrne                                   Date
TITLE: Attorney-in-fact



JAMES B. MURRAY, JR.



BY:
     -------------------------------                   -----------------------
NAME:  Neil P. Byrne                                   Date
TITLE: Attorney-in-fact



MARK R. WARNER



BY:
     -------------------------------                   -----------------------
NAME:  Neil P. Byrne                                   Date
TITLE: Attorney-in-fact



                               Page 20 of 23 pages

DNIC BROKERAGE COMPANY


BY:
   ---------------------------------                     -----------------------
NAME:                                                    Date
TITLE:


WILLIAM L. De NICOLO



BY:
   ---------------------------------                     -----------------------
NAME:                                                    Date
TITLE: Attorney-in-fact




                               Page 21 of 23 pages

MOTOROLA, INC.


BY:
   ---------------------------------                   -----------------------
NAME:                                                  Date
TITLE:



                               Page 22 of 23 pages

TELULAR CANADA INC.


BY:
   ---------------------------------                   -----------------------
NAME:                                                  Date
TITLE:



                               Page 23 of 23 pages

                                                                    EXHIBIT A

                            JOINT FILING AGREEMENT

        In accordance with Rule 13d-1 f promulgated pursuant to the Securities Exchange Act of 1934, the persons or entities named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $.01 per share, of Telular Corporation and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned hereby set their hands as of the 13th day of February, 1994.


                                        COLUMBIA CAPITAL CORPORATION

                                        By: /s/ NEIL P. BYRNE
                                           ------------------------
                                        Name:   Neil P. Byrne
                                        Title:  Vice President


                                        COLUMBIA CELLULAR INVESTORS, L.P.
                                        By: COLUMBIA CAPITAL CORPORATION,
                                            GENERAL PARTNER

                                        By: /s/ NEIL P. BYRNE
                                           ------------------------
                                        Name:   Neil P. Byrne
                                        Title:  Vice President of
                                                  Columbia Capital Corporation


                                         /s/ ROBERT B. BLOW
                                        ------------------------
                                        Robert B. Blow


                                         /s/ MARK J. KINGTON
                                        ------------------------
                                        Mark J. Kington


                              Page 35 of 44 pages

                                               /s/ DAVID P. MIXER
                                               ---------------------------
                                               David P. Mixer


                                               /s/ JAMES B MURRAY, JR.
                                               ---------------------------
                                               James B. Murray, Jr.



                                               /s/ MARK R. WARNER
                                               ---------------------------
                                               Mark R. Warner



                                               DNIC BROKERAGE COMPANY


                                               By: /s/ WILLIAM L. DE NICOLO
                                                  ------------------------
                                               Name:  William L. De Nicolo
                                               Title: President



                                               ---------------------------
                                               Joel J. Bellows


                                               ---------------------------
                                               Marvin Benn



                              Page 36 of 44 pages

                                               ---------------------------
                                               William L. De Nicolo



                                               ---------------------------
                                               George Hamman




                                               ---------------------------
                                               Lars Nilsson



                                               MENESTRAL OVERSEAS LIMITED


                                               By:
                                                  ------------------------
                                               Name:
                                               Title:



                                               MOTOROLA, INC.


                                               By: /s/ LINDA B. VALENTINE
                                                  ------------------------
                                               Name:   Linda B. Valentine
                                               Title:  Vice President,
                                                       Law Department




                              Page 37 of 44 pages

                                        THE PRUDENTIAL ASSURANCE COMPANY
                                        LIMITED



                                        By:
                                           ------------------------
                                        Name:
                                        Title:



                                        TELULAR CANADA INC.


                                        By:    [SIG]
                                           ------------------------
                                        Name:
                                        Title:


                                        ---------------------------
                                        Richard T. Gerstner



                                        ---------------------------
                                        Luis R. Perez Ortiz



                                        ---------------------------
                                        Luis Romero Font



                                        ---------------------------
                                        Luis Romero Graziani




                              Page 38 of 44 pages

                                                  -----------------------------
                                                           OMB APPROVAL
                                                  -----------------------------

                                                  OMB Number:  3235-0145
                                                  Expires: October 31, 1997
                                                  Estimated average burden
                                                  hours per response . . .14.90
                                                  -----------------------------


                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549



                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                         (Amendment No.     1      )*
                                       ------------

                             TELULAR CORPORATION
--------------------------------------------------------------------------------
                              (Name of Issuer)

                    Common Stock Par Value $.01 Per Share
--------------------------------------------------------------------------------
                       (Title of class of securities)

                                  87970T10
                             ------------------
                               (CUSIP number)


Check the following box if a fee is being paid with this statement [ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).


                              Page 1 of 8 Pages

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE   2    OF    36  PAGES
          ---------------                                ------     ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Columbia Capital Corporation
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[X]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Virginia
-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

        NUMBER OF                  0**

         SHARES          ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   17,889,132**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH
                           7       SOLE DISPOSITIVE POWER
       REPORTING
                                   0**
        PERSON
                         ----------------------------------------------------------------------------------------------------------
         WITH              8       SHARED DISPOSITIVE POWER

                                   17,889,132**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           375,690**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.6%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO

-----------------------------------------------------------------------------------------------------------------------------------

      **  See item 4 of this filing.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE   3    OF   36   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Columbia Cellular Investors L.p.
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[X]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
-----------------------------------------------------------------------------------------------------------------------------------

                           5       SOLE VOTING POWER

        NUMBER OF                  0**

         SHARES          ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   17,889,132**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0**

        PERSON           ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   17,889,132**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,597,527**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           23.9%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN

-----------------------------------------------------------------------------------------------------------------------------------


      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE   4    OF   36   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Robert B. Blow
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[X]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   0**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY

        OWNED BY                   5,937,217**
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   5,937,217**

-----------------------------------------------------------------------------------------------------------------------------------

9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           27,902**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.1%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE   5    OF   36   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Mark J. Kington

-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[X]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   0**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   5,937,217**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   5,937,217**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,372**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE   6    OF   36   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          David P. Mixer
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[X]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                    0**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   5,973,217**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   5,973,217**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,016**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE   7    OF   36   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          James B. Murray, Jr.
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[X]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

------------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   0**

        SHARES           -----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   5,973,217**
        OWNED BY
                         -----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0**

         PERSON          -----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   5,973,217**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,808**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE   8    OF   36   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Mark R. Warner
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                  (a)[X]
                                                                                                                             (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   0**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   5,937,217**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   5,937,217**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           27,902**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.1%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE   9    OF   36   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dnic Brokerage Company
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[X]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Illinois

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   0**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   17,889,132**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   17,889,132**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,559,841**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           19.4%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE  10    OF   36   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          JOEL J. BELLOWS
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[ ]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   45,171**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   0**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   45,171**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   0**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           45,171**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.2%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE  11    OF   36   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Marvin Benn
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   16,963**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   0**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   16,963**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   0**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           16,963**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE  12    OF   36   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          William L. De Nicolo
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[ ]

                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   49,980**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   4,559,841**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   49,980*

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   4,559,841**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           49,980**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.2%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE  13    OF   36   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          George Hamman
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[ ]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

-----------------------------------------------------------------------------------------------------------------------------------
                          5       SOLE VOTING POWER

       NUMBER OF                  16,962**

        SHARES          ----------------------------------------------------------------------------------------------------------
                          6       SHARED VOTING POWER
      BENEFICIALLY
                                  0**
        OWNED BY
                        ----------------------------------------------------------------------------------------------------------
         EACH             7       SOLE DISPOSITIVE POWER

       REPORTING                  16,962**

         PERSON         ----------------------------------------------------------------------------------------------------------
                          8       SHARED DISPOSITIVE POWER
         WITH
                                  0**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           16,962**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE  14    OF   36   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Lars Nilsson
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[ ]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   0**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   0**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   0**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE  15    OF   36   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Menestrel Overseas Limited
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[ ]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cyprus

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   21,966**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   0**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   21,966**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   0**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           21,966**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.1%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE  16    OF   36   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Motorola, Inc.
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[X]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   0**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   17,889,132**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   17,889,132**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,752,989**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           20.3%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE  17   OF    36   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Prudential Assurance Company Limited
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[ ]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          England And Wales

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   329,406**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   0**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   329,406**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   0**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           329,406**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.4%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE  18    OF   36   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Telular Canada Inc.
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[X]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Ontario

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   0**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   17,889,132**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   17,889,132**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,603,085**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           11.1%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE  19    OF   36   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Richard T. Gerstner
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[ ]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   72,170**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   0**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   72,170**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   0**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           72,170**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.3%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE  20    OF   36   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Luis R. Ortiz Perez
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a [ ]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Puerto Rico

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   14,000**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   0**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   14,000**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   0**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           14,000**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.1%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE  21    OF   36   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Luis Romero Font
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[ ]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Puerto Rico

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   0

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   0
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   0

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE  22    OF   36   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Luis Romero Graziani
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[ ]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Puerto Rico

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   0

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   0
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   0

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.


                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

ITEM 1.

(a)      NAME OF ISSUER:  Telular Corporation (the "Company").

(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  920 Deerfield Parkway
                  Buffalo Grove, IL  60089

ITEM 2.

(a) - (c)         NAME, PRINCIPAL BUSINESS ADDRESS, AND CITIZENSHIP OF PERSONS
                  FILING:

                  Columbia Capital Corporation
                  201 N. Union Street
                  Suite 300
                  Alexandria, VA  22314-2642
                  Attn:  David Mixer
                  Citizenship:  Virginia

                  Columbia Cellular Investors L.P.
                  201 N. Union Street
                  Suite 300
                  Alexandria, VA  22314-2642
                  Attn:  David Mixer
                  Citizenship:  Delaware

                  Robert B. Blow
                  The Axcess Group, Inc.
                  6410 Poplar Avenue
                  Suite 395
                  Memphis, TN  38119
                  Citizenship:  United States

                  Mark J. Kington
                  Columbia Capital Corporation
                  201 N. Union Street
                  Suite 300
                  Alexandria, VA  22314-2642
                  Citizenship:  United States


                               Page 23 of 36 pages

                  David P. Mixer
                  Columbia Capital Corporation
                  5586 Post Road
                  Suite 110
                  East Greenwich, RI  02818
                  Citizenship:  United States

                  James B. Murray, Jr.
                  Randolph Cellular Corporation
                  No. O Court Square
                  Post Office Box 1465
                  Charlottesville, VA  22902
                  Citizenship:  United States

                  Mark R. Warner
                  Columbia Capital Corporation
                  201 N. Union Street
                  Suite 300
                  Alexandria, VA  22314-2642
                  Citizenship:  United States

                  DNIC Brokerage Company
                  20546 North Milwaukee Avenue, Box 356
                  Deerfield, IL  60015
                  Citizenship:  Illinois

                  Joel J. Bellows
                  Bellows and Bellows
                  79 West Monroe Street
                  Suite 800
                  Chicago, IL  60603
                  Citizenship:  United States

                  Marvin Benn
                  Hamman & Benn
                  25 E. Washington Street
                  Suite 600
                  Chicago, IL  60602
                  Citizenship:  United States


                               Page 24 of 36 pages

                  William L. De Nicolo
                  Telular Corporation
                  920 Deerfield Parkway
                  Buffalo Grove, IL  60089
                  Citizenship:  United States

                  George Hamman
                  Hamman & Benn
                  25 E. Washington Street
                  Suite 600
                  Chicago, IL  60602
                  Citizenship:  United States

                  Lars Nilsson
                  874 Greenbay Road
                  Winnetka, IL  60093
                  Citizenship:  United States

                  Menestrel Overseas Limited
                  c/o Cameron A. Mingay, Esq.
                  Smith, Lyons, Torrance, Stevenson & Mayer
                  Suite 6200
                  Scotia Plaza
                  40 King Street West
                  Toronto, Canada  M5H 3Z7
                  Citizenship:  Cyprus

                  Motorola, Inc.
                  1303 East Algonquin Road
                  Schaumburg, IL  60196
                  Attn:  Paul F. Reidy
                  Citizenship:  Delaware

                  The Prudential Assurance Company Limited
                  c/o Cameron A. Mingay, Esq.
                  Smith, Lyons, Torrance, Stevenson & Mayer
                  Suite 6200
                  Scotia Plaza
                  40 King Street West
                  Toronto, Canada  M5H 3Z7
                  Citizenship:  England and Wales


                               Page 25 of 36 pages

                  Telular Canada Inc.
                  89 Skyway Avenue
                  Suite 208
                  Etobicoke, Canada  M9W 6R4
                  Attn:  Mr. Brian Groh
                  Citizenship:  Ontario

                  Richard T. Gerstner
                  Telular Corporation
                  920 Deerfield Parkway
                  Buffalo Grove, IL  60089
                  Citizenship:  United States

                  Luis R. Ortiz Perez
                  Telular International, Inc.
                  No. 7 Brisas Street
                  Sabana Llana Industrial Park
                  Rio Piedras, Puerto Rico  00924
                  Citizenship:  Puerto Rico

                  Luis Romero Font
                  Telular International, Inc.
                  Street No. 1
                  Building No. 5
                  Metro Office Park
                  Guaynabo, Puerto Rico  00968
                  Citizenship:  Puerto Rico

                  Luis Romero Graziani
                  Telular International, Inc.
                  Street No. 1
                  Building No. 5
                  Metro Office Park
                  Guaynabo, Puerto Rico  00968
                  Citizenship:  Puerto Rico

(d)      TITLE OF CLASS OF SECURITIES:  Common Stock, Par Value $.01 Per Share

(e)      CUSIP NUMBER:  87970T10

ITEM 3.

                  Not Applicable.


                               Page 26 of 36 pages

ITEM 4.           OWNERSHIP

                  The information in items 1 and 5 through 11 on the cover pages (pp. 2-22) on Schedule 13G is hereby incorporated by reference.

                  Columbia Cellular Investors L.P. ("Columbia Investors") owns 5,597,527 shares, or approximately 23.9%, of the common stock of the Company ("Common Stock"). Through their ownership of limited partnership interests in Columbia Investors, Robert B. Blow, David P. Mixer, James B. Murray, Jr., Mark
J. Kington and Mark R. Warner have indirect beneficial interests of approximately 36.1%, 8.6%, 3.4%, 0.0% and 38.0%, respectively, in the shares of Common Stock held by Columbia Investors. As a party to the Shareholders' Agreement (See Item 8), Columbia Investors may be deemed to share voting and investment power with respect to 17,889,132 shares of Common Stock held by parties to the Shareholders' Agreement. Columbia Investors disclaims beneficial ownership with respect to all but 5,597,527 shares of Common Stock.

                  Columbia Capital Corporation ("Columbia Capital") directly owns 375,690 shares, or approximately 1.6%, of Common Stock. Through its ownership of a general partnership interest in Columbia Investors, Columbia Capital has an indirect beneficial interest of approximately 13.9% in the shares of Common Stock held by Columbia Investors. As general partner of Columbia Investors, Columbia Capital may be deemed to share voting and investment power with respect to all shares of Common Stock held by Columbia Investors. As a party to the Shareholders' Agreement, Columbia Capital may be deemed to share voting and investment power with respect to 17,889,132 shares of Common Stock held by parties to the Shareholders' Agreement. Columbia Capital disclaims beneficial ownership with respect to all but 375,690 shares of Common Stock.

                  Messrs. Blow, Kington, Mixer, Murray, and Warner directly own 27,902, 1,372, 4,016, 3,808, and 27,902 shares, or approximately 0.1%, 0.0%,
0.0%, 0.0% and 0.1%, respectively, of Common Stock. As custodian, Mr. Mixer also has voting and investment power with respect to 3,600 shares of the Common Stock owned by his children. As directors of Columbia Capital, Messrs. Blow, Kington, Mixer, Murray, and Warner may be deemed to share voting and investment power with respect to all shares of Common Stock held by or attributable to Columbia Capital. Messrs. Blow, Kington, Mixer, Murray, and Warner disclaim beneficial ownership with respect to all but 27,902, 1,372, 4,016, 3,808, and 27,902 shares, respectively, of Common Stock.

                  DNIC Brokerage Company ("DNIC") owns 4,559,841 shares, or approximately 19.6%, of Common Stock. As a party to the Shareholders' Agreement, DNIC may be deemed to share voting and investment power with respect to 17,889,132 shares held by parties to the Shareholders' Agreement. DNIC disclaims beneficial ownership with respect to all but 4,559,841 shares of Common Stock.


                               Page 27 of 36 pages

                  William L. De Nicolo and Joel J. Bellows directly own 49,980 and 45,171 shares, or approximately 0.2% and 0.2%, respectively, of Common Stock. As custodian, Mr. Bellows also has voting and investment power with respect to 4,394 shares of Common Stock owned by his children. Through their ownership of stock of DNIC, Messrs. De Nicolo and Bellows also have an indirect beneficial interest of 68.7% and 10.4%, respectively, in the shares of Common Stock held by DNIC. Mr. De Nicolo, as an officer, director and the principal stockholder of DNIC, may be deemed to share voting and investment power with respect to all shares of Common Stock held by DNIC. Mr. De Nicolo disclaims beneficial ownership with respect to all but 49,980 shares of Common Stock. Mr. Bellows disclaims beneficial ownership with respect to all but 45,171 shares of Common Stock.

                  Marvin Benn and George Hamman own 16,963 and 16,962 shares, respectively, of Common Stock, each of which is less than 0.1% of the shares of Common Stock outstanding. Lars Nilsson no longer owns shares of Common Stock. Through their ownership of stock of DNIC, Messrs. Benn, Hamman and Nilsson have an indirect beneficial interest of approximately 6.3%, 7.5% and 2.1%, respectively, in the shares of the Company held by DNIC. Mr. Benn disclaims beneficial ownership with respect to all but 16,963 shares of Common Stock. Mr. Hamman disclaims beneficial ownership with respect to all but 16,962 shares of Common Stock. Mr. Nilsson disclaims beneficial ownership of any shares of Common Stock.

                  Menestrel Overseas Limited ("Menestrel") owns 21,966 shares, or approximately 0.1%, of Common Stock.

                  Motorola, Inc. ("Motorola") owns 4,752,989 shares, or approximately 20.5%, of Common Stock. As a party to the Shareholders' Agreement, Motorola may be deemed to share voting and investment power with respect to 17,889,132 shares of Common Stock held by parties to the Shareholders' Agreement. Motorola disclaims beneficial ownership with respect to all but 4,752,989 shares of Common Stock.

                  The Prudential Assurance Company Limited ("Prudential") owns 329,406 shares, or approximately 1.4%, of Common Stock.

                  Telular Canada Inc. ("Telular Canada") owns 2,603,085 shares, or approximately 11.1%, of Common Stock. As a party to the Shareholders' Agreement, Telular Canada may be deemed to share voting and investment power with respect to 17,889,132 shares of Common Stock held by parties to the Shareholders' Agreement. Telular Canada disclaims beneficial ownership with respect to all but 2,603,085 shares of Common Stock.

                  Richard T. Gerstner owns 72,170 shares, or approximately 0.3%, of Common Stock.


                               Page 28 of 36 pages

                  Luis R. Ortiz Perez owns 14,000 shares, or approximately 0.1%, of Common Stock.

                  Luis Romero Font no longer owns shares of Common Stock.

                  Luis Romero Graziani no longer owns shares of Common Stock.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

                  As of this date, the following reporting persons have ceased to be the beneficial owner of more than five percent of the class of securities:

                  Joel J. Bellows
                  Marvin Benn
                  William L. DeNicolo
                  George Hammen
                  Lars Nilsson
                  Menestrel Overseas Limited
                  The Prudential Assurance Company Limited
                  Richard T. Gerstner
                  Luis R. Ortiz Perez
                  Luis Romero Font
                  Luis Romero Graziani


ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

                               Page 29 of 36 pages

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  The reporting persons were all parties to an Amended and Restated Shareholders' Agreement dated November 2, 1993, as amended January 24, 1994 (the "Shareholders' Agreement"), that contains certain provisions as to the voting and transfer of Common Stock held by those persons. As of June 29, 1995, the Shareholders' Agreement was amended by Amendment No. 2 thereto to release certain shareholders from the terms and conditions of the Agreement. Columbia Investors, Columbia Capital, DNIC, Motorola, and Telular Canada remain parties to the Shareholders' Agreement, as amended.

                  Pursuant to the Shareholders' Agreement, each of Telular Canada and Motorola has the right to nominate for election a number of directors proportionate to its respective holdings of outstanding shares, rounded to the nearest whole number in the case of Telular Canada and rounded up to the nearest whole number in the case of Motorola (provided, in the case of Telular Canada, that so long as it holds at least 10% of the outstanding shares of Common Stock it may nominate at least one director and, in the case of Motorola, that so long as it holds at least 10% of the outstanding shares of Common Stock it may nominate at least one director, and that as long as it holds at least 20% of the outstanding shares of Common Stock it may nominate at least two directors), and the reporting persons have agreed to vote in favor of each such nominee.

                  Until such time as all Common Stock owned by Telular Canada is freely available to be traded, subject to United States securities laws, the shares held by the reporting parties are subject either to a right of first refusal prior to sale or, in the event of a sale of more than 10% of the shares held by a reporting person, a right to have their shares sold together with those of the selling reporting person.

                  If at any time the Company or the reporting persons receive an unsolicited offer to acquire a majority of the Common Stock or all or substantially all of the Company's assets, they must notify Motorola. If the Company or the reporting persons intend to consider the offer, Motorola will have the right to submit a bid as well. The Company and such reporting persons may not approve a transaction with a third party that is at a valuation lower than that offered by Motorola. The rights of Motorola will terminate upon any sale by Motorola of shares of Common Stock after which Motorola owns less than 20% of the outstanding shares of Common Stock on a fully diluted basis.

                  A copy of Amendment No. 2 to the Shareholders' Agreement is attached.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  As discussed in the response to Item 8 hereof, the Shareholders' Agreement was amended as of June 29, 1995 to release certain shareholders from the

                             Page 30 of 36 pages

Shareholders' Agreement. Joel Bellows, Marvin Benn, William L. De Nicolo, George Hamman, Lars Nilsson, Robert Blow, Mark Kington, David Mixer, James Murray, Mark Warner, Prudential, Menestrel, Richard T. Gerstner, Luis Romero Font, Luis Romero Graziani, and Luis R. Ortiz Perez are no longer parties to the Shareholders' Agreement and, therefore, are no longer members of the group that was deemed constituted by inclusion in the Shareholders' Agreement. Any further filings with respect to transactions in the Common Stock will be filed, if required, by these parties in their individual capacities.

                  Nevertheless, Robert Blow, Mark Kington, David Mixer, James Murray and Mark Warner, through their common ownership of Columbia Investors, and Columbia Capital (the "Columbia Entities"), may be deemed to share beneficial ownership with respect to the shares held by the Columbia Entities. Any further filings with respect to transactions in the Common Stock will be filed, if required, by Messrs. Blow, Kington, Mixer, Murray, Warner and the Columbia Entities separately.

ITEM 10.          CERTIFICATION.

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE.

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


COLUMBIA CAPITAL CORPORATION



BY:
    --------------------------------                     ----------------------
NAME:   Neil P. Byrne                                    Date
TITLE:  Vice President



COLUMBIA CELLULAR INVESTORS L.P.



BY:
    --------------------------------                     ----------------------
NAME:  Neil P. Byrne                                     Date
TITLE: Vice President




                               Page 31 of 36 pages

ROBERT B. BLOW




BY:
    --------------------------------                     ----------------------
NAME:  Neil P. Byrne                                     Date
TITLE: Attorney-in-Fact


MARK J. KINGTON



BY:
    --------------------------------                     ----------------------
NAME:  Neil P. Byrne                                     Date
TITLE: Attorney-in-fact



DAVID P. MIXER



BY:
    --------------------------------                     ----------------------
NAME:  Neil P. Byrne                                     Date
TITLE: Attorney-in-fact



JAMES B. MURRAY, JR.



BY:
    --------------------------------                     ----------------------
NAME:  Neil P. Byrne                                     Date
TITLE: Attorney-in-fact


                               Page 33 of 36 pages

MARK R. WARNER



BY:
    --------------------------------                     ----------------------
NAME:  Neil P. Byrne                                     Date
TITLE: Attorney-in-fact



DNIC BROKERAGE COMPANY



BY:
    --------------------------------                     ----------------------
NAME:                                                    Date
TITLE:



JOEL J. BELLOWS



BY:
    --------------------------------                     ----------------------
NAME:                                                    Date
TITLE: Attorney-in-fact



MARVIN BENN



BY:
    --------------------------------                     ----------------------
NAME:                                                    Date
TITLE: Attorney-in-fact


                               Page 34 of 36 pages

WILLIAM L. De NICOLO



BY:
    --------------------------------                     ----------------------
NAME:                                                    Date
TITLE: Attorney-in-fact



GEORGE HAMMAN



BY:
    --------------------------------                     ----------------------
NAME:                                                    Date
TITLE: Attorney-in-fact



LARS NILSSON



BY:
    --------------------------------                     ----------------------
NAME:                                                    Date
TITLE: Attorney-in-fact



MENESTREL OVERSEAS LIMITED



BY:
    --------------------------------                     ----------------------
NAME:  Cameron Mingay                                    Date
TITLE: Attorney-in-fact



                               Page 35 of 36 pages

MOTOROLA, INC.



BY:
    --------------------------------                     ----------------------
NAME:                                                    Date
TITLE:



THE PRUDENTIAL ASSURANCE COMPANY LIMITED



BY:
    --------------------------------                     ----------------------
NAME:  Cameron Mingay                                    Date
TITLE: Attorney-in-fact



TELULAR CANADA INC.



BY:
    --------------------------------                     ----------------------
NAME:                                                    Date
TITLE:



RICHARD T. GERSTNER



BY:
    --------------------------------                     ----------------------
NAME:                                                    Date
TITLE:


                               Page 36 of 36 pages

LUIS R. ORTIZ PEREZ



BY:
    --------------------------------                     ----------------------
NAME:                                                    Date
TITLE: Attorney-in-fact



LUIS ROMERO FONT



BY:
    --------------------------------                     ----------------------
NAME:                                                    Date
TITLE: Attorney-in-fact



LUIS ROMERO GRAZIANI



BY:
    --------------------------------                     ----------------------
NAME:                                                    Date
TITLE: Attorney-in-fact



                               Page 37 of 36 pages

                                                  -----------------------------
                                                           OMB APPROVAL
                                                  -----------------------------

                                                  OMB Number:  3235-0145
                                                  Expires: October 31, 1994
                                                  Estimated average burden
                                                  hours per response . . .14.90
                                                  -----------------------------


                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549



                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934

                         (Amendment No.            )*
                                       ------------

                             TELULAR CORPORATION
--------------------------------------------------------------------------------
                              (Name of Issuer)

                    Common Stock Par Value $.01 Per Share
--------------------------------------------------------------------------------
                       (Title of class of securities)

                                  87970T10
                             ------------------
                               (CUSIP number)


Check the following box if a fee is being paid with this statement [X] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).


                              Page 1 of 8 Pages

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE   2    OF   44   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Columbia Capital Corporation
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[X]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Virginia

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   0**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   18,902,610**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   18,902,610**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           375,690**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.6%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO

-----------------------------------------------------------------------------------------------------------------------------------

      **  See item 4 of this filing.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE   3    OF   44   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Columbia Cellular Investors L.p.
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[X]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   0**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   18,902,610**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   18,902,610**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,597,527**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           24.1%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE   4    OF   44   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Robert B. Blow
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[X]
                                                                                                                              (b)[ ]
-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   0**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   18,902,610**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   18,902,610**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           27,902**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.1%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE   5    OF   44   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Mark J. Kington

-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[X]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   0**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   18,902,610**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   18,902,610**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,372**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE   6    OF   44   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          David P. Mixer
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[X]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   0**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   18,902,610**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   18,902,610**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,016**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE   7    OF   44   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          James B. Murray, Jr.
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[X]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   0**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   18,902,610**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   18,902,610**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,808**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE   8    OF   44   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Mark R. Warner
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[X]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   0**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   18,902,610**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   18,902,610**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           27,902**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.1%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE   9    OF   44   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Dnic Brokerage Company
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[X]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Illinois

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   0**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   18,902,610**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   18,902,610**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,559,841**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           19.6%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE  10    OF   44   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Joel J. Bellows
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[X]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   0**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   18,902,610**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   18,902,610**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           45,171**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.2%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE  11    OF   44   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Marvin Benn
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[X]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   0**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   18,902,610**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   18,902,610**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,250**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE  12   OF   44   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          William L. De Nicolo
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[X]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   0**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   18,902,610**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0*

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   18,902,610**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           49,980**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.2%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE  13   OF   44   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          George Hamman
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[X]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   0**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   18,902,610**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   18,902,610**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           5,250**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE  14   OF   44   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Lars Nilsson
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[X]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   0**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   18,901,610**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   18,901,610**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,982**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE   15   OF   44   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Menestrel Overseas Limited
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[X]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Cyprus

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   0**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   18,902,610**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   18,902,610**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           21,966**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.1%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE   16   OF   44   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Motorola, Inc.
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[X]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   0**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   18,902,610**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   18,902,610**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,752,989**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           20.5%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE  17   OF   44   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          The Prudential Assurance Company Limited
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[X]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          England And Wales

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   0**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   18,902,610**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   18,902,610**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           329,406**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           1.4%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE  18    OF   44   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Telular Canada Inc.
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[X]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Ontario

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   0**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   18,902,610**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   18,902,610**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,903,085**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           12.5%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           CO

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE  19    OF   44   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Richard T. Gerstner
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[X]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   0**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   18,902,610**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   18,902,610**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           72,170**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.3%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE  20   OF   44   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Luis R. Ortiz Perez
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[X]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Puerto Rico

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   0**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   18,902,610**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   18,902,610**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           14,000**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.1%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE  21   OF   44   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Luis Romero Font
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[X]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Puerto Rico

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   0**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   18,902,610**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   18,902,610**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           49,352**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.2%**

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

--------------------------                          ----------------------------
CUSIP NO.     87970T10                13G           PAGE  22    OF   44   PAGES
          ---------------                                ------    ------
--------------------------                          ----------------------------

-----------------------------------------------------------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Luis Romero Graziani
-----------------------------------------------------------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                                   (a)[X]
                                                                                                                              (b)[ ]

-----------------------------------------------------------------------------------------------------------------------------------
3         SEC USE ONLY


-----------------------------------------------------------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION

          Puerto Rico

-----------------------------------------------------------------------------------------------------------------------------------
                           5       SOLE VOTING POWER

       NUMBER OF                   0**

        SHARES           ----------------------------------------------------------------------------------------------------------
                           6       SHARED VOTING POWER
      BENEFICIALLY
                                   18,902,610**
        OWNED BY
                         ----------------------------------------------------------------------------------------------------------
         EACH              7       SOLE DISPOSITIVE POWER

       REPORTING                   0**

         PERSON          ----------------------------------------------------------------------------------------------------------
                           8       SHARED DISPOSITIVE POWER
         WITH
                                   18,902,610**

-----------------------------------------------------------------------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           49,351**

-----------------------------------------------------------------------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           X

-----------------------------------------------------------------------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.2%

-----------------------------------------------------------------------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN

-----------------------------------------------------------------------------------------------------------------------------------

      **  SEE ITEM 4 OF THIS FILING.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 8 PAGES

Item 1.

(a)      NAME OF ISSUER:  Telular Corporation (the "Company").

(b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  920 Deerfield Parkway
                  Buffalo Grove, IL  60089

ITEM 2.

(a) - (c)         NAME, PRINCIPAL BUSINESS ADDRESS, AND CITIZENSHIP OF PERSONS
                  FILING:

                  Columbia Capital Corporation
                  201 N. Union Street
                  Suite 300
                  Alexandria, VA  22314-2642
                  Attn:  David Mixer
                  Citizenship:  Virginia

                  Columbia Cellular Investors L.P.
                  201 N. Union Street
                  Suite 300
                  Alexandria, VA  22314-2642
                  Attn:  David Mixer
                  Citizenship:  Delaware

                  Robert B. Blow
                  The Axcess Group, Inc.
                  6410 Poplar Avenue
                  Suite 395
                  Memphis, TN  38119
                  Citizenship:  United States

                  Mark J. Kington
                  Columbia Capital Corporation
                  201 N. Union Street
                  Suite 300
                  Alexandria, VA  22314-2642
                  Citizenship:  United States


                               Page 23 of 44 pages

                  David P. Mixer
                  Columbia Capital Corporation
                  5586 Post Road
                  Suite 110
                  East Greenwich, RI  02818
                  Citizenship:  United States

                  James B. Murray, Jr.
                  Randolph Cellular Corporation
                  No. O Court Square
                  Post Office Box 1465
                  Charlottesville, VA  22902
                  Citizenship:  United States

                  Mark R. Warner
                  Columbia Capital Corporation
                  201 N. Union Street
                  Suite 300
                  Alexandria, VA  22314-2642
                  Citizenship:  United States

                  DNIC Brokerage Company
                  20546 North Milwaukee Avenue, Box 356
                  Deerfield, IL  60015
                  Citizenship:  Illinois

                  Joel J. Bellows
                  Bellows and Bellows
                  79 West Monroe Street
                  Suite 800
                  Chicago, IL  60603
                  Citizenship:  United States

                  Marvin Benn
                  Hamman & Benn
                  25 E. Washington Street
                  Suite 600
                  Chicago, IL  60602
                  Citizenship:  United States


                               Page 24 of 44 pages

                  William L. De Nicolo
                  Telular Corporation
                  920 Deerfield Parkway
                  Buffalo Grove, IL  60089
                  Citizenship:  United States

                  George Hamman
                  Hamman & Benn
                  25 E. Washington Street
                  Suite 600
                  Chicago, IL  60602
                  Citizenship:  United States

                  Lars Nilsson
                  874 Greenbay Road
                  Winnetka, IL  60093
                  Citizenship:  United States

                  Menestrel Overseas Limited
                  c/o Cameron A. Mingay, Esq.
                  Smith, Lyons, Torrance, Stevenson & Mayer
                  Suite 6200
                  Scotia Plaza
                  40 King Street West
                  Toronto, Canada  M5H 3Z7
                  Citizenship:  Cyprus

                  Motorola, Inc.
                  1303 East Algonquin Road
                  Schaumburg, IL  60196
                  Attn:  Paul F. Reidy
                  Citizenship:  Delaware

                  The Prudential Assurance Company Limited
                  c/o Cameron A. Mingay, Esq.
                  Smith, Lyons, Torrance, Stevenson & Mayer
                  Suite 6200
                  Scotia Plaza
                  40 King Street West
                  Toronto, Canada  M5H 3Z7
                  Citizenship:  England and Wales


                               Page 25 of 44 pages

                  Telular Canada Inc.
                  89 Skyway Avenue
                  Suite 208
                  Etobicoke, Canada  M9W 6R4
                  Attn:  Mr. Brian Groh
                  Citizenship:  Ontario

                  Richard T. Gerstner
                  Telular Corporation
                  920 Deerfield Parkway
                  Buffalo Grove, IL  60089
                  Citizenship:  United States

                  Luis R. Ortiz Perez
                  Telular International, Inc.
                  No. 7 Brisas Street
                  Sabana Llana Industrial Park
                  Rio Piedras, Puerto Rico  00924
                  Citizenship:  Puerto Rico

                  Luis Romero Font
                  Telular International, Inc.
                  Street No. 1
                  Building No. 5
                  Metro Office Park
                  Guaynabo, Puerto Rico  00968
                  Citizenship:  Puerto Rico

                  Luis Romero Graziani
                  Telular International, Inc.
                  Street No. 1
                  Building No. 5
                  Metro Office Park
                  Guaynabo, Puerto Rico  00968
                  Citizenship:  Puerto Rico

(d)      TITLE OF CLASS OF SECURITIES:  Common Stock, Par Value $.01 Per Share

(e)      CUSIP NUMBER:  87970T10

ITEM 3.

                  Not Applicable.


                               Page 26 of 44 pages

ITEM 4.  OWNERSHIP

                  The information in items 1 and 5 through 11 on the cover pages (pp. 2-22) on Schedule 13G is hereby incorporated by reference.

                  Columbia Cellular Investors L.P. ("Columbia Investors") owns 5,597,527 shares, or approximately 23.9%, of the common stock of the Company ("Common Stock"). Through their ownership of limited partnership interests in Columbia Investors, Robert B. Blow, David P. Mixer, James B. Murray, Jr., Mark
J. Kington and Mark R. Warner have indirect beneficial interests of approximately 36.1%, 8.6%, 3.4%, 0.0% and 38.0%, respectively, in the shares of Common Stock held by Columbia Investors. As a party to the Shareholders' Agreement (See Item 8), Columbia Investors may be deemed to share voting and investment power with respect to 18,902,610 shares of Common Stock held by parties to the Shareholders' Agreement. Columbia Investors disclaims beneficial ownership with respect to all but 5,597,527 shares of Common Stock.

                  Columbia Capital Corporation ("Columbia Capital") directly owns 375,690 shares, or approximately 1.6%, of Common Stock. Through its ownership of a general partnership interest in Columbia Investors, Columbia Capital has an indirect beneficial interest of approximately 13.9% in the shares of Common Stock held by Columbia Investors. As general partner of Columbia Investors, Columbia Capital may be deemed to share voting and investment power with respect to all shares of Common Stock held by Columbia Investors. As a party to the Shareholders' Agreement, Columbia Capital may be deemed to share voting and investment power with respect to 18,902,610 shares of Common Stock held by parties to the Shareholders' Agreement. Columbia Capital disclaims beneficial ownership with respect to all but 375,690 shares of Common Stock.

                  Messrs. Blow, Kington, Mixer, Murray, and Warner directly own 27,902, 1,372, 4,016, 3,808, and 27,902 shares, or approximately 0.1%, 0.0%,
0.0%, 0.0% and 0.1%, respectively, of Common Stock. As custodian, Mr. Mixer also has voting and investment power with respect to 3,600 shares of the Common Stock owned by his children. As directors of Columbia Capital, Messrs. Blow, Kington, Mixer, Murray, and Warner may be deemed to share voting and investment power with respect to all shares of Common Stock held by or attributable to Columbia Capital. As parties to the Shareholders' Agreement, they each also may be deemed to share voting and investment power with respect to 18,902,610 shares held by parties to the Shareholders' Agreement. Messrs. Blow, Kington, Mixer, Murray, and Warner disclaim beneficial ownership with respect to all but 27,902, 1,372, 4,016, 3,808, and 27,902 shares, respectively, of Common Stock.

                  DNIC Brokerage Company ("DNIC") owns 4,559,841 shares, or approximately 19.6%, of Common Stock. As a party to the Shareholders' Agreement, DNIC may be deemed to share voting and investment power with respect to 18,902,610

                               Page 27 of 44 pages
shares held by parties to the Shareholders' Agreement. DNIC disclaims beneficial ownership with respect to all but 4,559,841 shares of Common Stock.

                  William L. De Nicolo and Joel J. Bellows directly own 49,980 and 45,171 shares, or approximately 0.2% and 0.2%, respectively, of Common Stock. Through their ownership of stock of DNIC, Messrs. De Nicolo and Bellows also have an indirect beneficial interest of 68.7% and 10.4%, respectively, in the shares of Common Stock held by DNIC. Mr. De Nicolo, as an officer, director and the principal stockholder of DNIC, may be deemed to share voting and investment power with respect to all shares of Common Stock held by DNIC. As a party to the Shareholders' Agreement, Messrs. De Nicolo and Bellows each may be deemed to share voting and investment power with respect to 18,902,610 shares of Common Stock held by parties to the Shareholders' Agreement. Mr. De Nicolo disclaims beneficial ownership with respect to all but 49,890 shares of Common Stock. Mr. Bellows disclaims beneficial ownership with respect to all but 45,171 shares of Common Stock.

                  Marvin Benn, George Hamman and Lars Nilsson own 5,250, 5,250 and 2,982 shares, respectively, of Common Stock, each of which is less than 0.1% of the shares of Common Stock outstanding. Through their ownership of stock in DNIC, Messrs. Benn, Hamman and Nilsson have an indirect beneficial interest of approximately 6.3%, 7.5% and 2.1%, respectively, in the shares of the Company held by DNIC. As a party to the Shareholders' Agreement, they each may be deemed to share voting and investment power with respect to 18,902,610 shares of Common Stock held by parties to the Shareholders' Agreement. Mr. Benn disclaims beneficial ownership with respect to all but 5,250 shares of Common Stock. Mr. Hamman disclaims beneficial ownership with respect to all but 5,250 shares of Common Stock. Mr. Nilsson disclaims beneficial ownership with respect to all but 2,982 shares of Common Stock.

                  Menestrel Overseas Limited ("Menestrel") owns 21,966 shares, or approximately 0.1%, of Common Stock. As a party to the Shareholders' Agreement, Menestrel may be deemed to share voting and investment power with respect to 18,902,610 shares of Common Stock held by parties to the Shareholders' Agreement. Menestrel disclaims beneficial ownership with respect to all by 21,966 shares of Common Stock.

                  Motorola, Inc. ("Motorola") owns 4,752,989 shares, or approximately 20.5%, of Common Stock. As a party to the Shareholders' Agreement, Motorola may be deemed to share voting and investment power with respect to 18,902,610 shares of Common Stock held by parties to the Shareholders' Agreement. Motorola disclaims beneficial ownership with respect to all but 4,752,989 shares of Common Stock.

                  The Prudential Assurance Company Limited ("Prudential") owns 329,406 shares, or approximately 1.4%, of Common Stock. As a party to the Shareholders' Agreement, Prudential may be deemed to share voting and investment power with

                               Page 28 of 44 pages
respect to 18,902,610 shares of Common Stock held by parties to the Shareholders' Agreement. Prudential disclaims beneficial ownership with respect to all by 329,406 shares of Common Stock.

                  Telular Canada Inc. ("Telular Canada") owns 2,903,085 shares, or approximately 12.5%, of Common Stock. As a party to the Shareholders' Agreement, Telular Canada may be deemed to share voting and investment power with respect to 18,902,610 shares of Common Stock held by parties to the Shareholders' Agreement. Telular Canada disclaims beneficial ownership with respect to all but 2,903,085 shares of Common Stock.

                  Richard T. Gerstner owns 72,170 shares, or approximately 0.3%, of Common Stock. As a party to the Shareholders' Agreement, Mr. Gerstner may be deemed to share voting and investment power with respect to 18,902,610 shares of Common Stock held by parties to the Shareholders' Agreement. Mr. Gerstner disclaims beneficial ownership with respect to all but 72,170 shares of Common Stock.

                  Luis R. Ortiz Perez owns 14,000 shares, or approximately 0.1%, of Common Stock. As a party to the Shareholders' Agreement, Mr. Ortiz Perez may be deemed to share voting and investment power with respect to 18,902,610 shares of Common Stock held by parties to the Shareholders' Agreement. Mr. Romero Font disclaims beneficial ownership with respect to all but 14,000 shares of Common Stock.

                  Luis Romero Font owns 49,352 shares, or approximately 0.2% of Common Stock. As a party to the Shareholders' Agreement, Mr. Romero Font may be deemed to share voting and investment power with respect to 18,902,610 shares of Common Stock held by parties to the Shareholders' Agreement. Mr. Romero Font disclaims beneficial ownership with respect to all but 49,352 shares of Common Stock.

                  Luis Romero Graziani owns 49,351 shares, or approximately 0.2% of Common Stock. As a party to the Shareholders' Agreement, Mr. Romero Graziani may be deemed to share voting and investment power with respect to 18,902,610 shares of Common Stock held by parties to the Shareholders' Agreement. Mr. Romero Graziani disclaims beneficial ownership with respect to all but 49,351 shares of Common Stock.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.


                               Page 29 of 44 pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  The reporting persons were all parties to an Amended and Restated Shareholders' Agreement dated November 2, 1993, as amended January 24, 1994 (the "Shareholders' Agreement"), that contains certain provisions as to the voting and transfer of Common Stock held by those persons. Pursuant to the Shareholders' Agreement, each of Telular Canada and Motorola has the right to nominate for election a number of directors proportionate to its respective holdings of outstanding shares, rounded to the nearest whole number in the case of Telular Canada and rounded up to the nearest whole number in the case of Motorola (provided, in the case of Telular Canada, that so long as it holds at least 10% of the outstanding shares of Common Stock it may nominate at least one director and, in the case of Motorola, that so long as it holds at least 10% of the outstanding shares of Common Stock it may nominate at least one director, and that as long as it holds at least 20% of the outstanding shares of Common Stock it may nominate at least two directors), and the reporting persons have agreed to vote in favor of each such nominee.

                  Until such time as all Common Stock owned by Telular Canada is freely available to be traded, subject to United States securities laws, the shares held by the reporting parties are subject either to a right of first refusal prior to sale or, in the event of a sale of more than 10% of the shares held by a reporting person, a right to have their shares sold together with those of the selling reporting person.

                  If at any time the Company or the reporting persons receive an unsolicited offer to acquire a majority of the Common Stock or all or substantially all of the Company's assets, they must notify Motorola. If the Company or the reporting persons intend to consider the offer, Motorola will have the right to submit a bid as well. The Company and such reporting persons may not approve a transaction with a third party that is at a valuation lower than that offered by Motorola. The rights of Motorola will terminate upon any sale by Motorola of shares of Common Stock after which Motorola owns less than 20% of the outstanding shares of Common Stock on a fully diluted basis.

                  A copy of the Shareholders' Agreement is attached.

ITEM 10.          CERTIFICATION.

                  By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or

                               Page 30 of 44 pages
influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE.

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


COLUMBIA CAPITAL CORPORATION



BY:   /s/ Neil P. Byrne                                  2/7/95
    -------------------------                            ---------------
NAME:   Neil P. Byrne                                    Date
TITLE:  Vice President




COLUMBIA CELLULAR INVESTORS L.P.
By:  COLUMBIA CAPITAL CORPORATION,
         GENERAL PARTNER



BY:   /s/ Neil P. Byrne                                  2/3/95
    -------------------------                            ---------------
NAME:  Neil P. Byrne                                     Date
TITLE: Vice President of Columbia
           Capital Corporation



  /s/ Robert B. Blow                                     2/3/95
-----------------------------                            ---------------
Robert B. Blow                                           Date




  /s/ Mark J. Kington                                    1/26/95
-----------------------------                            ---------------
Mark J. Kington                                          Date




                               Page 31 of 44 pages

  /s/ David P. Mixer                                     1/30/95
-------------------------                                -----------------
David P. Mixer                                           Date





  /s/ James B. Murray, Jr.                               1/31/95
-------------------------                                -----------------
James B. Murray, Jr.                                     Date




  /s/ Mark R. Warner                                     1/26/95
-------------------------                                -----------------
Mark R. Warner                                           Date




DNIC BROKERAGE COMPANY




By:  /s/ Wm. L. De Nicolo                                1/26/95
   ----------------------                                -----------------
Name:                                                    Date
Title:





  /s/ Joel J. Bellows                                    2/3/95
-------------------------                                -----------------
Mark R. Warner                                           Date





  /s/ Marvin Benn                                        1/30/95
-------------------------                                -----------------
Marvin Benn                                              Date



                               Page 32 of 44 pages

  /s/ Wm. L. De Nicolo                                   1/26/95
-------------------------                                -----------------
Wm. L. De Nicolo                                         Date




  /s/ George Hamman                                      1/27/95
-------------------------                                -----------------
Marvin Benn                                              Date




  /s/ Lars Nilsson                                       1/27/95
-------------------------                                -----------------
Marvin Benn                                              Date





MENESTREL OVERSEAS LIMITED




BY:  /s/ Cameron Mingay                                  February 8, 1996
    ---------------------                                -----------------
NAME:    Cameron Mingay                                  Date
TITLE:   Attorney-in-fact




MOTOROLA, INC.



BY:  /s/ Linda B. Valentine                              2/3/95
    ---------------------                                -----------------
NAME:  Linda B. Valentine                                Date
TITLE: Vice President, Law Department





                               Page 33 of 44 pages

THE PRUDENTIAL ASSURANCE COMPANY LIMITED





BY:     /s/ Cameron Mingay                               February 8, 1995
   ----------------------                                -----------------
NAME:  Cameron Mingay                                    Date
TITLE: Attorney-in-fact



TELULAR CANADA INC.



By:  /s/ Brian Groh                                      Jan. 30, 1995
   ------------------------------                        --------------
NAME:  Brian Groh                                        Date
TITLE: Attorney-in-fact





BY:  /s/ Richard T. Gerstner                             2/3/95
   ----------------------                                -----------------
Richard T. Gerstner                                      Date





BY:  /s/ Luis R. Ortiz Perez                             2/07/95
   ----------------------                                -----------------
Luis R. Ortiz Perez                                      Date





BY:  /s/ Luis Romero Font                                2/5/95
   ----------------------                                -----------------
Luis Romero Font                                         Date





                               Page 34 of 44 pages

BY:  /s/ Luis Romero Graziani                            1/31/95
   ----------------------                                -----------------
Luis Romero Graziani                                     Date

                               Page 35 of 44 pages